Exhibit 99.1

Consent of Centerview Partners

We hereby consent to (i) the use of our opinion letter, dated March 24, 2015, to the Board of Directors of Kraft included in Annex B to Amendment No. 2 to the Registration Statement No. 333-203364 relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of March 24, 2015, by and among Heinz, merger sub I, merger sub II and Kraft) and (ii) the references to such opinion in such Registration Statement in the sections entitled “Summary—Opinion of Kraft’s Financial Advisor,” “Risk Factors—Risks Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Kraft Board; Kraft’s Reasons for the Merger” and “The Merger—Opinion of Kraft’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC
May 26, 2015